                                                                      EXHIBIT 11

                           ALCO STANDARD CORPORATION
                      COMPUTATIONS OF EARNINGS PER SHARE
               (In thousands, except earnings (loss) per share)


                                                 1996                        1995                      1994
                                     ---------------------------    ------------------------   ----------------------
                                                      Fully                        Fully                    Fully
                                      Primary        Diluted (1)     Primary      Diluted(1)    Primary    Diluted(1)
                                     ----------     ------------    ---------    -----------   ---------  -----------
Fiscal Year Ended September 30

Average Shares Outstanding
Common shares                           125,856          125,856      114,296        114,296     109,336      109,336
Preferred stock
  Considered common equivalents                                                                       10           10
  Senior securities                                        2,396                       9,016       2,066        2,372
Convertible loan notes                                       374
Options                                   1,793            1,912        2,178          2,472
                                     ----------     ------------    ---------     ----------   ---------  -----------
  Total shares                          127,649          130,538      116,474        125,784     111,412      111,718
                                     ==========     ============    =========     ==========   =========  ===========

Income
------
Continuing operations                $  164,893       $  164,893   $  115,011     $  115,011   $   1,996   $    1,996
Discontinued operations                  45,848           45,848       88,661         88,661      74,476       74,476
                                     ----------       ----------   ----------     ----------   ---------   ----------

Net Income                              210,741          210,741      203,672        203,672      76,472       76,472
Less: Preferred dividends                22,319           19,540       15,209          3,637      11,572       11,572
                                     ----------       ----------   ----------     ----------   ---------   ----------
Net Income available to
 common shareholders                    188,422       $  191,201      188,463     $  200,035   $  64,900   $   64,900
                                     ==========       ==========   ==========     ==========   =========   ==========

Earnings (Loss) per share                 $1.12            $1.11        $0.86          $0.89      ($0.09)      ($0.09)
Continuing operations                      0.36             0.35         0.76           0.70        0.67         0.67
                                     ----------       ----------   ----------     ----------   ---------   ----------
Discontinued operations                   $1.48            $1.46        $1.62          $1.59       $0.58        $0.58
                                     ==========       ==========   ==========     ==========   =========   ==========


(1)  This calculation is submitted in accordance with Regulation S-K item 601
     (b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No.15 because it results in dilution of less than 3%.